Exhibit 99.1

EXECUTION VERSION

Bank of America, N.A.
BofA Securities, Inc.
One Bryant Park
New York, New York 10030

December 17, 2021

Griffon Corporation
712 Fifth Avenue, 18th Floor
New York, New York 10019

Attention:	Mr. Brian G. Harris
Senior Vice President and Chief Financial Officer

Project Whirlwind Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities” and collectively with Bank of America, the “Commitment Parties”) that Griffon Corporation, a Delaware corporation (“you” or the “Company”) has formed a corporation or limited liability company (“Merger Sub”) that intends to acquire, directly or indirectly (the “Acquisition”), all of the stock of MidOcean Hunter Holdings, Inc., a Delaware corporation (the “Target”), from the existing direct or indirect shareholders of the Target (the “Sellers”). The Acquisition will be effected through the merger of Merger Sub into the Target, with the Target being the surviving corporation and the Target and the subsidiaries thereof becoming wholly owned direct or indirect subsidiaries of the Company. The Company, the Target and the Sellers are hereinafter referred to collectively as the “Relevant Entities.”

You have also advised the Commitment Parties that you intend to finance the Acquisition (including the repayment of certain existing indebtedness of the Target, fees, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): $1,150 million in senior secured credit facilities of the Company in the form of (i) (x) an amendment to the Company’s existing $400.0 million senior secured revolving credit facility set forth in that certain Fourth Amended and Restated Credit Agreement dated as of January 30, 2020 among the Company, the Guarantors (as defined in the Existing Credit Agreement referred to below) thereunder, Bank of America, as Administrative Agent, and the lenders party thereto (as amended, restated, amended and restated, supplemented or modified from time to time, the “Existing Credit Agreement”) to (a) allow for the incurrence of the Term Loan Facility (as defined below) under the Existing Credit Agreement and other amendments to the Existing Credit Agreement consistent with the terms of the Revolving Credit Facility (as defined below) set forth in the Summary of Terms (as defined below) (such amendments, the “Majority Lender Amendments”) and (b) as between the Company and Bank of America, as administrative agent under the Existing Credit Agreement, to replace LIBOR with a SOFR-Based Rate (as defined in the Existing Credit Agreement) in accordance with Section 2.14(c) of the Existing Credit Agreement (collectively with the Majority Lender Amendments, the “Existing Revolver Amendment”) or (y) if the Majority Lender Amendments are not obtained on or prior to the Closing Date, a new revolving credit facility in the amount of $400.0 million (the “Revolving Credit Facility”) and (ii) a new term loan facility in the amount of $750.0 million (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Senior Credit Facilities”). The Acquisition, the entering into and funding of the Senior Credit Facilities, the repayment or refinancing of all amounts outstanding under the Credit Agreement, dated as of May 7, 2021 (the “Target’s Existing Credit Agreement”), among the Target, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the lenders from time to time party thereto, among others (the “Refinancing”), and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide 100% of the Senior Credit Facilities and Bank of America is pleased to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject solely to the terms and conditions set forth in the immediately following two paragraphs below (such two paragraphs, the “Conditionality Provisions”) in this letter (this “Commitment Letter”) and under “Conditions Precedent to Closing” in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). BofA Securities is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Senior Credit Facilities, to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Lenders”) in consultation with you for the Senior Credit Facilities. On or prior to the date which is 10 Business Days after the date of this Commitment Letter, you will have the right, in consultation with Bank of America, to appoint additional financial institutions as co-agents (but not joint lead arrangers or joint bookrunners) (all such financial institutions appointed by you, “Additional Parties”); provided that (x) after giving effect to all such appointments, the fees of Bank of America shall be at least 50% of the aggregate fees in respect of each of the Senior Credit Facilities as set forth in the Fee Letter (as defined below), (y) no individual Additional Party (together with its affiliates) shall receive fees in respect of the Senior Credit Facilities in an amount greater than the fees of Bank of America in respect of any of the Senior Credit Facilities and (z) the allocation of the commitments of the Additional Parties in respect of the Senior Credit Facilities and the fees of the Additional Parties in respect of the Senior Credit Facilities shall be agreed between Bank of America and you (provided such allocation of commitments shall be pro rata across the Senior Credit Facilities) and the commitments of any such Additional Party shall permanently reduce the amount of the commitments of Bank of America hereunder on a pro rata basis. It is agreed that BofA Securities shall have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and the role and responsibilities customarily associated with such “left” placement.

The commitment of the Commitment Parties hereunder and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the Commitment Parties: (a) subject to the Limited Conditionality Provision below, the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Summary of Terms (the “Credit Documentation”) (as such terms may potentially be modified to the extent set forth in the Fee Letter); and (b) no Material Adverse Effect (as defined in the Merger Agreement (as defined in the Summary of Terms)) since the date of the Merger Agreement shall have occurred and be continuing. It is understood that the commitments of the Commitment Parties hereunder are not conditioned upon the syndication of, or receipt of commitments from any other party in respect of, the Senior Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition precedent to the availability or initial funding of the Senior Credit Facilities on the Closing Date or relieve or release the Commitment Parties of their obligations to fund the full amount of the Senior Credit Facilities on the Closing Date.

Notwithstanding anything in this Commitment Letter, the Summary of Terms, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations relating to any of the Relevant Entities or any of their respective subsidiaries or businesses the making or accuracy of which shall be a condition to the availability or initial funding of the Senior Credit Facilities on the Closing Date shall be (i) the representations made by the Target, with respect to the Target and its subsidiaries, in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate or to elect not to perform your (or your affiliate’s) obligations under the Merger Agreement, or to decline to consummate the Acquisition pursuant to the Merger Agreement, as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined). Notwithstanding anything to the contrary contained herein, to the extent that any of the Specified Representations is qualified or subject to “material adverse effect” (or words of similar effect), the definition thereof shall be that of “Material Adverse Effect” as defined in the Merger Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. For purposes hereof, “Specified Representations” means the representations and warranties of the Company, and to the extent applicable, the Guarantors, to be set forth in the Credit Documentation relating to organizational existence, organizational power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation against the Borrower, and to the extent applicable, the Guarantors, no conflicts with the charter documents thereof as it relates to the entering into and performance of the Credit Documentation, solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions, Federal Reserve margin regulations, the U.S.A. Patriot Act, use of proceeds not violating OFAC or FCPA, the Investment Company Act, status of the Senior Credit Facilities as senior debt, the creation, validity, priority and perfection of the security interests granted in the intended collateral (subject to permitted liens under the Credit Documentation). Notwithstanding anything in this Commitment Letter, the Summary of Terms, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the terms of the Credit Documentation will be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions expressly set forth in the Conditionality Provisions and under “Conditions Precedent to Closing” in the Summary of Terms are satisfied (or waived by the Lead Arranger); it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests of the Target) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be delivered no later than ninety (90) days after the Closing Date pursuant to arrangements to be mutually agreed (the foregoing paragraph collectively, the “Limited Conditionality Provisions”).

The Lead Arranger intends to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter, provided that the Lead Arranger shall not solicit or syndicate any commitment of the Commitment Parties from any of the institutions listed on the attached Schedule I (each, a “Disqualified Institution” and, collectively, the “Disqualified Institutions”), and the commitment of the Commitment Parties hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders (subject to the final sentence of the second preceding paragraph). You agree to actively assist, and, to the extent not inconsistent with the Merger Agreement, to use your commercially reasonable efforts to cause Target to actively assist the Lead Arranger in achieving a syndication of the Senior Credit Facilities that is satisfactory to the Lead Arranger and you. Such assistance shall include your (a) providing and using your commercially reasonable efforts to cause your non-legal advisors and the Target to provide the Commitment Parties and the other Lenders upon reasonable request with all material information reasonably deemed necessary by the Lead Arranger to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target and your and its non-legal advisors, or on your or its behalf, relating to the Transaction (including the

Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefits materially from your existing banking relationships and the existing banking relationships of the Target, (d) using your commercially reasonable efforts to procure a rating for the Term Loan Facility referred to in the Summary of Terms from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. prior to the launch of the syndication, (e) otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and using your commercially reasonable efforts to cause your non-legal advisors and the officers and non-legal advisors of the Target and its subsidiaries to be made available from time to time, upon reasonable notice and at location and times to be mutually agreed, to attend (either in person or virtually) and make presentations regarding the business and prospects of the Company and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders in connection with the syndication of the Senior Credit Facilities and (f) prior to and during the syndication of the Senior Credit Facilities, your ensuring that there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company and its subsidiaries and your using commercially reasonable efforts not in contravention of the terms of the Merger Agreement to ensure that there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Target and its subsidiaries.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Summary of Terms, the Fee Letter, the Credit Documentation or any other letter agreement or undertaking in connection with the financing of the Transactions (A) your obligations in this Commitment Letter to use commercially reasonable efforts to cause any other party (including the Target and its subsidiaries) to take (or refrain from taking) any action and/or to provide any information will not require you to take any action that is in contravention of the terms of the Merger Agreement, (B) you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on any of the Relevant Entities or any of their respective subsidiaries or affiliates; provided that (x) in the event that you do not provide information in reliance on the exclusions in this clause (B), you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) you shall notify the Commitment Parties if any such information is being withheld as a result of any such obligation or privilege and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege, and (C) neither the commencement nor the completion of the syndication of any of the Senior Credit Facilities, nor your assistance with such syndication efforts, nor compliance with the provisions of this Commitment Letter with respect thereto, shall constitute a condition precedent to the availability or initial funding of any of the Senior Credit Facilities on the Closing Date.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders (subject to the Schedule of Disqualified Institutions) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms and Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arranger.

You represent, warrant and covenant (the accuracy of which shall not be a condition to the commitments hereunder or the availability or funding of the Senior Credit Facilities on the Closing Date) that (a) all written financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to the Commitment Parties, the Lead Arranger or the Lenders by you or any of your representatives or by Target or any of its subsidiaries or representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions reasonably believed to be reasonable when made (it being understood that Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond anyone’s control, the Projections are not a guarantee of financial performance and no assurance can be given that any particular Projections will be realized, and actual results during the period or periods covered by any Projections may differ significantly from the projected results and such differences may be material) and (b) all written Information, other than Projections, which has been or is hereafter made available to the Commitment Parties, the Lead Arranger or the Lenders by you or any of your representatives or by Target or any of its subsidiaries or representatives in connection with any aspect of the Transaction, as and when furnished and taken as a whole, is and will be complete and correct in all material respects and does not and will not, when furnished, and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto). You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facilities (the “Closing Date”) and, if requested in writing by us, for a reasonable period (not to exceed 90 days) thereafter as is necessary to complete the syndication of the Senior Credit Facilities so that the representation, warranty and covenant in the immediately preceding sentence are correct in all material respects on the Closing Date and on such later date on which the syndication of the Senior Credit Facilities is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, and in each case taken as a whole, on such date.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Relevant Entities, and their respective affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If reasonably requested, you will use commercially reasonable efforts to assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming to your knowledge the absence of MNPI therefrom. In addition, at our request, you shall identify such Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger may distribute the following documents to all prospective Lenders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Credit Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any

Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not to your knowledge contain MNPI.

By executing this Commitment Letter, you agree to reimburse the Commitment Parties and the Lead Arranger from time to time within thirty (30) days after demand therefor all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees and disbursements of Cahill Gordon & Reindel llp, as counsel to the Lead Arranger and the Administrative Agent, and of one local counsel retained by the Lead Arranger or the Administrative Agent) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Commitment Party, the Lead Arranger, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees and out-of-pocket disbursements of one outside counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct or material breach of this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of this Commitment Letter by such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you, the Commitment Parties and the Lead Arranger of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law or compulsory legal process or as requested by any governmental authority or regulatory agency purporting to have jurisdiction over you or any of your subsidiaries, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) and the Fee Letter (which shall be redacted in respect of the dollar amounts, percentages, basis points of fees set forth therein, the pricing and the economic terms of the “flex” provisions set forth therein, unless in each case, the Commitment Parties otherwise consent) (a) on a confidential basis to the board of directors (or equivalent bodies) and advisors of each of the Relevant Entities in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (c) to any Additional Party or prospective Additional Party in connection with the exercise of your rights set forth on page 2 of this Commitment Letter to appoint additional financial institutions as co-agents and (d) in respect of the information contained in the Summary of Terms, to Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. to procure a rating for the Term Loan Facility.

The Commitment Parties and the Lead Arranger hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties or the Lead Arranger, as applicable, to identify you in accordance with the Act.

Each of the Commitment Parties and Lead Arranger shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties or the Lead Arranger from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party or Lead Arranger agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or Lead Arranger or any of their respective affiliates (in which case such Commitment Party or Lead Arranger agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information becomes publicly available other than by reason of improper disclosure, including disclosure in violation of this agreement by such Commitment Party or Lead Arranger, (iv) to such Commitment Party’s or Lead Arranger’s respective affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by such Commitment Party or Lead Arranger from a third party that is not to such Commitment Party’s or Lead Arranger’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by such Commitment Party or Lead Arranger or (viii) to potential Lenders, participants assignees or counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and such Commitment Party or Lead Arranger, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the first anniversary of the date hereof.

You acknowledge that the Commitment Parties, the Lead Arranger or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party and Lead Arranger agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, Target and your and their respective affiliates with the same degree of care as they treat their own confidential information. Each Commitment Party and Lead Arranger further advise you that it will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each of the Commitment Parties and Lead Arranger are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Target or any of your or its respective affiliates that is or may come into the possession of such Commitment Party, such Lead Arranger or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties and the Lead Arranger, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party and Lead Arranger has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) each Commitment Party and Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) No Commitment Party or Lead Arranger and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party or Lead Arranger has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against each Commitment Party and Lead Arranger with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, the Commitment Parties and the Lead Arranger hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties and the Lead Arranger in the negotiation, performance or enforcement hereof. Each of Commitment Party, Lead Arranger and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Summary of Terms or the Fee Letter shall affect any right that any Commitment Party, any Lead Arranger or any respective affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of Commitment Party, Lead Arranger and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of Commitment Party, Lead Arranger and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of Commitment Party, Lead Arranger and you hereby agree that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the party against which such judgment was obtained is or may be subject, by suit upon judgment.

The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties and the Lead Arranger hereunder.

This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page of this Commitment Letter and the Fee Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Bank of America of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, no Commitment Party is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Commitment Party pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent such Commitment Party has agreed to accept such Electronic Signature, such Commitment Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of such Commitment Party, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, the Lead Arranger, you, and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of the Commitment Parties and the undertaking of the Lead Arranger hereunder are not limited to those set forth herein or in the Summary of Terms (but for the avoidance of doubt, the conditions to the availability and initial funding of the Senior Credit Facilities on the Closing Date shall be strictly limited to the Conditionality Provisions and the terms and conditions set forth under “Conditions Precedent to Closing” in the Summary of Terms). Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any Commitment Party or any Lead Arranger to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of the Commitment Parties and the Lead Arranger hereunder will expire at 11:59 p.m. (New York City time) on December 17, 2021 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties and the Lead Arranger hereunder will expire on the earliest of (a) April 1, 2022, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities and (c) the acceptance by Company of an offer for all or any substantial part of the capital stock or property and assets of Target and its subsidiaries other than as part of the Transaction.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Jae Lee
	Name:	Jae Lee
	Title:	Managing Director

BofA SECURITIES, INC.

By:	/s/ Jae Lee
	Name:	Jae Lee
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to
as of the date first above written:

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan
	Name:	Seth L. Kaplan
	Title:	Senior Vice President

[Signature Page to Commitment Letter]

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

GRIFFON CORPORATION

$1,150.0 MILLION SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

Borrower:	Griffon Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	The same as the Existing Credit Agreement; each direct and indirect, subsidiary of the Borrower other than any Excluded Foreign Subsidiary or Immaterial Subsidiary (it being understood that the terminology that defines what constitutes an “Excluded Foreign Subsidiary” and an “Immaterial Subsidiary” in the Existing Credit Agreement shall remain unchanged in the Senior Credit Facilities) (each, a “Guarantor” and, collectively, the “Guarantors”), shall provide a guaranty of all amounts owing under the Senior Credit Facilities (the Borrower and the Guarantors, collectively, the “Loan Parties”).

For the avoidance of doubt, no non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”) shall be required to provide a Guaranty or constitute a Guarantor.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (the “Administrative Agent”).

Lead Arranger and Bookrunner:	BofA Securities, Inc. (or any of its designated affiliates) will act as sole lead arranger and sole bookrunner (the “Lead Arranger”).

Lenders:	Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger, and the Administrative Agent selected in consultation with the Borrower (collectively, the “Lenders”). For the avoidance of doubt, no Disqualified Institution shall be a Lender under any of the Senior Credit Facilities.

Senior Credit Facilities:	An aggregate principal amount of up to $1,150.0 million will be available through the following facilities:

Term B Facility: a $750 million term loan facility, all of which will be drawn on the Closing Date (the “Term Loan Facility”).
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Revolving Credit Facility: Solely to the extent that the Majority Lender Amendments are not obtained prior to the Closing Date, a $400.0 million revolving credit facility (the “Revolving Credit Facility”) and together with the Term Loan Facility, the “Senior Credit Facilities.”

Purpose:	The proceeds of the Term Loan Facility shall be used together with any available cash of the Borrower and/or the Target to (i) finance, in part, the Acquisition (including the repayment of certain existing indebtedness of the Target); and (ii) pay fees, costs and expenses incurred in connection with the Transaction;

The proceeds of the Revolving Credit Facility will be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Letters of Credit:	Same as Existing Credit Agreement.

Swingline Option:	None.

Interest Rates:	As set forth in Addendum I.

Maturity:	The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due seven years after the Closing Date.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the Commitment Termination Date (as defined in the Existing Credit Agreement).

Scheduled Amortization/ Availability:	Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal equal to 1.00% of the original principal amount thereof per annum (with the outstanding balance due at maturity and with quarterly payments due on the last business day of March, June, September and December of each year, commencing on the last business day of the first full fiscal quarter ending after the Closing Date (the “Scheduled Amortization”).

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.

Incremental Facilities:	The Credit Documentation will permit Borrower, without the consent of the Lenders (other than those Lender(s) agreeing to fund, in whole or in part, an Incremental Facility (as defined below)), on one or more occasions, to add one or more incremental term loan facilities to the Senior Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and
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the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to (i) the greater of (x) $375.0 million (the “Incremental Dollar Amount”) and (y) an amount such that, immediately after giving effect to the incurrence of the relevant Incremental Facilities (and treating any Incremental Revolving Facility commitments being so incurred as fully drawn for purposes of such calculation), the use of proceeds thereof and any related pro forma adjustment thereto, the Borrower’s Consolidated Senior Secured Net Leverage Ratio (as defined in the Existing Credit Agreement and to be calculated net of all unrestricted cash and cash equivalents of Borrower) does not exceed 3.50 to 1.00 calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (the “Incremental Ratio Amount”); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist immediately after giving effect thereto, (iii) the maturity date of any such Incremental Term Facility (once funded) shall be no earlier than the maturity date of the Term Loan Facility, (iv) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facility, (v) the interest rate margins for the Incremental Term Facility shall be determined by Borrower and the Lenders of the Incremental Term Facility; provided that in the event that the interest rate margins for any Incremental Term Facility incurred during the period ending on the date that is six (6) months following the Closing Date are more than 50 basis points greater than the Interest Margins for the Term Loan Facility, then the Interest Margins for the Term Loan Facility shall be increased to the extent necessary so that the interest rate margins for the Incremental Term Facility are no more than 50 basis points greater than the Interest Margins for the Term Loan Facility; provided, further, that in determining the Interest Margins applicable to the Term Loan Facility and the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Term Loan Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term Loan Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, (vi) any Incremental Facility may rank pari passu in right of payment and may rank pari passu or junior with respect to security with the Senior Credit Facilities, in each case, subject to any customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower, or may be unsecured (provided that any such unsecured indebtedness shall be treated as Consolidated Senior Secured Funded Debt (as defined in the Existing Credit Agreement) for purposes of testing the Incremental Ratio Amount), in each case at the election of Borrower, and (vii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms
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and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent.

The Borrower may offer, in consultation with the Administrative Agent, any proposed Incremental Facility to any existing Lenders or any other third party financial institutions.

The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other investments and any other use not prohibited by the Credit Documentation.

For the avoidance of doubt, the Term Loan Facility shall not constitute an Incremental Facility.

Refinancing Facilities:	The Credit Documentation will permit the Borrower to refinance loans under the Term Loan Facility and/or loans and commitments under the Revolving Credit Facility (including, for the sake of clarity, any Incremental Facility) from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest, premiums (including tender premiums), penalties and fees payable by the terms of such indebtedness thereon and reasonable fees, expenses, OID and upfront fees incurred in connection with such refinancing), with one or more new facilities (each, a “Refinancing Facility”) under the Credit Documentation with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld) and the lenders providing such Refinancing Facility or with one or more additional series of (i) senior or subordinated unsecured notes or loans, (ii) senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Senior Credit Facilities (but without regard to control of remedies), or (iii) junior lien secured notes or loans that will be secured on a junior basis to the Senior Credit Facilities (including with regard to control of remedies) (collectively, such notes or loans in sub-clauses (i) through (iii), “Refinancing Notes” and, together with any Refinancing Facility, the “Refinancing Debt”); provided that (A) any Refinancing Facility or Refinancing Notes do not mature prior to the maturity date of the applicable Facility being refinanced, or have a shorter weighted average life than the loans under the Term Loan Facility or commitments under the Revolving Credit Facility being refinanced, (B) any Refinancing Notes in the form of notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sale or change of control or similar provisions and “AHYDO” payments), (C) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not Loan Parties, (D) if secured, such Refinancing Facility or Refinancing Notes shall not be secured by any assets that do not constitute Collateral, (E) the other terms and conditions of such Refinancing Facility or Refinancing Notes (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially consistent with or are (taken as a whole) no more favorable
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to the lenders providing such Refinancing Facility or Refinancing Notes, as applicable, than those applicable to the Term Facility or Revolving Commitments (taken as a whole) being refinanced at the time of such refinancing, (F) the proceeds of any Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Credit Facility, to the pro rata commitment reduction) under the applicable Senior Credit Facility being so refinanced, and (G) any secured Refinancing Notes shall be subject to an intercreditor agreement the terms of which are reasonably satisfactory to the Administrative Agent and the Borrower (any such intercreditor agreement, an “Acceptable Intercreditor Agreement”).

Mandatory Prepayments and Commitment Reductions:	In addition to the amortization set forth above, (a) beginning with the first full fiscal year of the Borrower following the Closing Date, 50% of Excess Cash Flow (to be defined in the loan documentation) decreasing to 25% and 0% of Excess Cash Flow upon the Borrower achieving Consolidated Senior Secured Net Leverage Ratio of 0.50x and 1.00x inside of the Consolidated Senior Secured Net Leverage Ratio as of the Closing Date, respectively, (b) 100% of all net cash proceeds from sales of property and assets of the Company and its restricted subsidiaries (excluding sales of inventory in the ordinary course of business and other exceptions to be agreed upon in the loan documentation), net of amounts reinvested in the Loan Parties’ business within 365 days of receipt (or committed to be reinvested within 365 days of receipt and actually reinvested within 180 days thereafter), (c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Company or any of its restricted subsidiaries not otherwise permitted under the loan documentation, and (d) 100% of all net cash proceeds of Extraordinary Receipts (to be defined in the loan documentation (including insurance proceeds (other than business interruption insurance proceeds) from casualty or condemnation events) and to exclude cash receipts in the ordinary course of business), net of amounts reinvested in the Loan Parties’ business within 365 days of receipt (or committed to be reinvested within 365 days of receipt and actually reinvested within 180 days thereafter), shall be applied to the prepayment of (and permanent reduction of the commitments under) the Senior Credit Facilities in the following manner: first, ratably to the Term Loan Facility (and to the principal installments thereof on a pro rata basis) and, second, to the Revolving Credit Facility, in each case in direct order of maturity. All such prepayments shall be made without penalty or premium.

Voluntary Prepayment:	Voluntary prepayments of borrowings under the Senior Credit Facilities will be permitted at any time (subject to customary notice requirements and, with respect to the Term Loan Facility only, the section labeled “Prepayment Premium” below), in minimum principal amounts to be set forth in the Credit Documentation and without premium or penalty, subject to customary breakage reimbursements. All voluntary prepayments will be applied to the remaining amortization payments or to any class or classes of loans (including as between the initial Term Loan Facility and
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classes of loans under any Incremental Facilities or Refinancing Facilities) as directed by the Borrower (and absent such direction, pro rata among classes in direct order of maturity thereof).

Prepayment Premium:	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loan Facility that occurs within the period from the Closing Date to and including the date occurring six (6) months after the Closing Date, in an amount equal to 1.0% of the principal amount of term loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans substantially concurrently with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans the primary purpose of which is to lower the “effective” interest rate applicable to Term Loans so prepaid (whether in the form of interest rate margins, OID, upfront fees or coupon) and (ii) any amendment to the Term Loan Facility the primary purpose of which is to reduce the “effective” interest rate (whether in the form of interest rate margins, OID, upfront fees or coupon) applicable to Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest rate margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment; provided that a Repricing Event shall not include any amendment, prepayment, repayment or repricing made in connection with a change of control, initial public offering or a Transformative Acquisition. For purposes of the foregoing, “Transformative Acquisition” shall mean any acquisition or investment by the Borrower or any restricted subsidiary that is either (a) not permitted by the terms of the Credit Documentation immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of the Credit Documentation immediately prior to the consummation of such acquisition or investment, would not provide the Borrower and its restricted subsidiaries with adequate flexibility under the Credit Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

Security:	The same as the Existing Credit Agreement; all amounts owing under the Senior Credit Facilities will be secured by a first priority perfected security interest in substantially all the assets of the Borrower and the Guarantors, subject to the same exclusions as set forth in the Existing Credit Agreement and the other Loan Documents thereunder (including without limitation the exclusion of real property and those assets as to which the Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby), and provided that in no event shall more than 65% of the total outstanding voting stock of any CFC be required to be pledged.
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Conditions Precedent to Closing:	Subject in all events to the Limited Conditionality Provisions, the initial funding under the Senior Credit Facilities on the Closing Date will be subject solely to (i) satisfaction (or waiver by the Lead Arranger) of the Conditionality Provisions and (ii) satisfaction (or waiver by the Lead Arranger) of the following additional conditions precedent:

	(i)	All filings, recordations and searches necessary to create and perfect the liens and security interests referred to above under Security shall have been duly made; all filing and recording fees shall have been duly paid.

	(ii)	The Lenders shall have received opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and of appropriate local counsel and such corporate resolutions and certificates, in each case as the Administrative Agent shall reasonably require.

	(iii)	The Lenders shall have received (a) with respect to the Borrower and its subsidiaries, (i) the audited consolidated balance sheet and consolidated results of operations for the Borrower and its subsidiaries as of and for the fiscal years ended September 30, 2020 and 2021 and thereafter for the most recently completed fiscal years ended at least 90 days prior to the Closing Date; and (ii) the unaudited consolidated balance sheet and consolidated results of operations for the Borrower and its subsidiaries as of and for the Borrower and its subsidiaries as of and for each subsequent interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (other than the fourth fiscal quarter), (b) with respect to the Target and its subsidiaries, (i) the audited consolidated balance sheet and consolidated results of operations for the Target and its subsidiaries as of and for the fiscal years ended October 30, 2020 and October 29, 2021 and thereafter for the most recently completed fiscal years ended at least 90 days prior to the Closing Date; and (ii) the unaudited consolidated balance sheet and consolidated results of operations for the Target and its subsidiaries as of and for the Target and its subsidiaries as of and for each subsequent interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (other than the fourth fiscal quarter) and (c) pro forma consolidated financial statements as to the Company and its subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which historical financial statements of the Borrower are provided pursuant to clause (iii)(a) above.

	(iv)	The Lenders shall have received customary certification as to the solvency of the Company and the Guarantors, taken as a whole (after giving effect to the Transaction and the incurrence of indebtedness
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related thereto) from the chief financial officer of the appropriate entity.

(v)	The Agreement and Plan of merger regarding the Company and the Target, dated as of December 17, 2021 (the “Merger Agreement”), shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, in each case in a manner materially adverse to the Lender, without the prior written consent of the Commitment Parties (which consent shall not be unreasonably withheld, conditioned or delayed); it being understood that (a) any decrease in the purchase price shall not be materially adverse to the Lender so long as the amount of such decrease does not exceed 10% of the purchase price set forth in the Merger Agreement as of the date hereof and all of such decrease is allocated to the reduce the Term Loan Facility and (b) any increase in the purchase price shall not be materially adverse to the Lender so long as such increase is not funded with the proceeds of any indebtedness. The Acquisition shall have been consummated in accordance with the terms of the Merger Agreement and in compliance with applicable law and regulatory approvals in each case in all material respects.

(vi)	All accrued fees and expenses of the Lead Arranger and the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) due and payable on the Closing Date shall have been paid (including substantially concurrently with the borrowing under the Term Loan Facility), in each case to the extent invoiced two (2) business days prior to the Closing Date.

(vii)	The Lead Arranger shall have received (i) at least three business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested at least seven business days prior to the Closing Date and (ii) at least three business days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”), to the extent reasonably requested at least seven business days prior to the Closing Date.

(viii)	The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with, the initial borrowing under the Senior Credit Facilities, and all commitments under the Target’s Existing Credit Agreement shall have been terminated prior to or substantially concurrently with the initial borrowing under the Senior Credit Facilities.
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	(ix)	Solely with respect to the Revolving Credit Facility, the Administrative Agent and the Company shall not have received the requisite consents needed to approve the Majority Lender Amendments on or prior to the Closing Date.

	(x)	The Lead Arranger shall have been afforded a period of 10 consecutive Business Days (or such shorter period as may be reasonably agreed by the Lead Arranger), immediately following receipt of the Information Materials to syndicate the Term Loan Facility (the “Bank Marketing Period”); provided that the Bank Marketing Period shall not commence prior to January 3, 2022. The Closing Date shall occur no earlier than January 20, 2022 (or, to the extent the Inside Date (as defined in the Merger Agreement) is extended in accordance with Section 2.2 of the Merger Agreement, such extended date).

Conditions Precedent to All Extensions of Credit After Closing Date:	Each extension of credit under the Senior Credit Facilities after the Closing Date will be subject to satisfaction of the same conditions precedent as are set forth in Section 5.02 of the Existing Credit Agreement.

Representations and Warranties:	The same as set forth in the Existing Credit Agreement (and limited to organization; powers; authorization; enforceability; governmental approvals; no conflicts; financial condition; no material adverse change; properties; litigation; environmental matters; compliance with laws and contractual obligations; investment company status; taxes; ERISA; accuracy of disclosure; margin stock; burdensome agreements; labor matters; security documents; subsidiaries; solvency; anti-corruption laws and sanctions; and no EEA Financial Institutions).

Covenants:	The following affirmative, negative and financial covenants (applicable to the Borrower and its restricted subsidiaries):

	(a)	Affirmative Covenants - Except as set forth in the immediately succeeding paragraph, the same as set forth in the Existing Credit Agreement (and limited to delivery of financial statements and other information; notices of material events, existence; conduct of business; maintenance in effect and enforcement of policies and procedures designed to ensure compliance with anti-corruption laws and applicable sanctions; payment of obligations; maintenance of properties and insurance; books and records; inspection rights; compliance with laws and contractual obligations; use of proceeds and letters of credit; collateral; and further assurances).

The Credit Documentation will also include affirmative covenants requiring the Borrower to (i) conduct quarterly lender calls (which obligation may be satisfied by Borrower through its quarterly earnings calls with equity investors) and (ii) use reasonable efforts to
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maintain public corporate credit/family ratings of Borrower and ratings of the Term Loan Facility from Moody’s and S&P (but not to maintain a specific rating).

(b)	Negative Covenants - Except as set forth in the immediately succeeding paragraph, the same as set forth in the Existing Credit Agreement (and limited to restrictions on indebtedness (including guarantees); liens; mergers and consolidations; dispositions; investments and acquisitions; restricted payments; transactions with affiliates; restrictive agreements; swap agreements; stock issuances; modifications of certain documents; and use of proceeds).

The negative covenants contained in the Credit Documentation will also:

	•	permit the incurrence of pari passu first lien or junior lien secured indebtedness of the Borrower and its restricted subsidiaries so long as (i) the Borrower’s Consolidated Senior Secured Net Leverage Ratio does not exceed 3.50 to 1.00 on a pro forma basis after giving effect to the incurrence of such indebtedness and (ii) such secured indebtedness is subject to an Acceptable Intercreditor Agreement;

	•	permit the Borrower to designate certain subsidiaries as “Unrestricted Subsidiaries” subject to (i) no default or event of default immediately after giving effect to such designation and (ii) such designation otherwise being permitted pursuant to the covenant limiting certain Investments, and to redesignate such “Unrestricted Subsidiaries” as “Restricted Subsidiaries” subject to certain restrictions to be agreed;

	•	permit investments in “Unrestricted Subsidiaries” in an amount not to exceed $25 million in any fiscal year or $75 million in aggregate at any time outstanding;

	•	remove the minimum liquidity requirement for use of the baskets set forth in Sections 7.07(g) and 7.07(j);

	•	add a customary builder basket (the “Available Amount Builder”) that builds from the greater of (i) cumulative retained Excess Cash Flow and (ii) 50% of cumulative consolidated net income, and that can be used to make investments and restricted payments subject to certain conditions to be agreed;

In the event of and upon the effectiveness of the Majority Lender Amendments, usage of all negative covenants baskets shall be calculated as set forth in the Existing Credit Agreement (i.e. giving effect to (and only to) any usage thereunder from and after the Fourth Restatement Effective Date (as defined in the Existing Credit Agreement).

(c)	Financial Covenants:

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	Term Loan Facility:	None.

	Revolving Credit Facility:	Maximum Consolidated Senior Secured Net Leverage Ratio (to be defined as set forth in the Existing Credit Agreement) of 3.50:1.00.

Maximum Consolidated Net Leverage Ratio (to be defined as set forth in the Existing Credit Agreement) of 5.75:1.00 with a step-down to 5.50:1.00 on October 1, 2022.

Minimum Consolidated Interest Coverage Ratio (to be defined as set forth in the Existing Credit Agreement) of 2.00:1.00.

Maximum Capital Expenditures of $100 million per fiscal year, with the ability to carry forward 100% of unused amounts to the next succeeding fiscal year and 50% of unused amounts to the second next succeeding fiscal year.

Events of Default:	Except as set forth in the immediately succeeding sentence, the same as set forth in the Existing Credit Agreement. The Credit Documentation will provide that, with respect to the Financial Covenants, a breach of any Financial Covenant shall only result in an event of default with respect to the Term Loan Facility upon the Revolving Credit Facility Lenders having terminated the commitments under the Revolving Credit Facility and accelerating all loans thereunder.

Assignments and Participations:	Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions (other than Disqualified Institutions) in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facility in a minimum amount equal to $1 million.

Consents: The consent of the Borrower will be required unless (i) a payment Event of Default (solely with respect to principal or interest) or bankruptcy Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation); provided the
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Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Lender will be required for any assignment under the Revolving Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

For the avoidance of doubt, no assignment or participation may be made to any natural person, to any Defaulting Lender (as defined in the Existing Credit Agreement), or to any Disqualified Institution; provided that the Administrative Agent shall have no oversight or responsibility of any kind for ensuring that the Lenders do not participate Loans to Disqualified Institutions. The Administrative Agent will not make the list of Disqualified Institutions generally available to all Lenders, but the list of Disqualified Institutions is permitted to be made available to any Lender who specifically requests a copy thereof, on a confidential basis. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Institution.

Waivers and Amendments:	Except as set forth in the immediately succeeding sentence, the same as set forth in the Existing Credit Agreement. Notwithstanding the foregoing, the Credit Documentation will provide that,

(i) any waiver or modification of a condition to an extension of credit under the Revolving Credit Facility or any Incremental Facility (prior to funding thereof), as applicable, and any amendments and waivers that
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directly affect solely the Lenders under a class or classes of the Revolving Credit Facility and/or any Incremental Facility (prior to funding thereof) and not any other Lender, will, if such amendment or waiver would otherwise require the consent of the Required Lenders (as defined in the Existing Credit Agreement), require only the consent of Lenders holding more than 50% of the aggregate commitments under such class or classes (in the aggregate), and no other consents or approvals shall be required and

(ii) only the consent of Lenders holding more than 50% of the aggregate principal amount of commitments (whether used or unused) under the Revolving Credit Facility (or, if the commitments have terminated, outstanding loans thereunder) shall be required to amend or waive any of the Financial Covenants.

Documentation Principles:	The documentation for the Senior Credit Facilities shall be substantially consistent with the terms of the Existing Credit Agreement as of the date hereof, other than as set forth herein and subject to the “flex” provisions in the Fee Letter. Standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods shall be consistent with the Documentation Principles.

Indemnification:	The same as set forth in the Existing Credit Agreement.

Governing Law:	State of New York.

Pricing/Fees/Expenses:	As set forth in Addendum I.

Counsel to the administrative agent and Lead Arranger:	Cahill Gordon & Reindel llp.
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ADDENDUM I

Pricing, Fees and Expenses

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities will be the Benchmark Rate plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Bank of America prime rate and (c) the Benchmark Rate plus 1.00% plus the Applicable Margin).

“Applicable Margin” means (a) with respect to the Revolving Credit Facility, a percentage per annum to be determined in accordance with a pricing grid consistent with the pricing grid set forth in the Existing Credit Agreement as modified to reflect the change in the Benchmark Rate and (b) with respect to the Term Loan Facility, a pricing grid as set forth below (the “Term Loan Pricing Grid”):

Leverage Ratio	Applicable Margin for the Benchmark Rate Term Loans	Applicable Margin for Base Rate Term Loans
Level I – Greater than or equal to 0.50x inside of Closing Date Consolidated Senior Secured Net Leverage Ratio	3.50%	2.50%
Level II – Less than 0.50x inside of Closing Date Consolidated Senior Secured Net Leverage Ratio and greater than or equal to 1.00x inside of Closing Date Senior Secured Net Leverage Ratio	3.25%	2.25%
Level III – Less than 1.00x inside of Closing Date Consolidated Senior Secured Net Leverage Ratio	3.00%	2.00%

Notwithstanding anything to the contrary contained herein, to the extent that, at any time, the Benchmark Rate shall be less than (i) 0.00% for purposes of the Revolving Credit Facility, the Benchmark Rate shall be deemed to be 0.00% for purposes of the Revolving Credit Facility and (ii) 0.00% for purposes of the Term Loan Facility, the Benchmark Rate shall be deemed to be 0.00% for purposes of the Term Loan Facility (this clause (ii), the “Term Loan SOFR Floor”).

The Borrower may select interest periods of one, three or six months for Term SOFR loans, subject to availability. Interest on Term SOFR loans shall be payable at the end of the selected interest period, but no less frequently than quarterly, and on the Maturity Date.

During the continuance of any payment Event of Default (solely with respect to principal or interest) or bankruptcy Event of Default, the Applicable Margin on obligations owing under the loan documentation may be increased by 2% per annum by the Required Lenders.

“Benchmark Rate” means Term SOFR (to be defined as the forward-looking Secured Overnight Financing Rate term rate published two U.S. government securities business days prior to the commencement of the applicable interest period plus the Term SOFR Adjustment).

“Term SOFR Adjustment” means 0.10% (10 basis points) for an interest period of one-month’s duration, 0.15% (15 basis points) for an interest period of three-month’s duration, and 0.25% (25 basis points) for an interest period of six-months’ duration.

Commitment Fee:	Same as set forth in Existing Credit Agreement.

Letter of Credit Fees:	Same as set forth in Existing Credit Agreement.
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